Exhibit 5.3

KP21/AEB/01230/00066

Diageo plc 16 Great Marlborough Street London W1F 7HS England and	Please reply to our Edinburgh office: Adrian E R Bell Corporate and Commercial Division T: 0131 247 1113 | M: 07885 298 411 E: adrian.bell@mfmac.com

Diageo Capital plc
11 Lochside Place
Edinburgh
EH12 9HA
Scotland

Dear Sirs

Diageo Capital plc

Guaranteed Unsecured Debt Securities (the Securities)

We have been requested in our capacity as Scottish solicitors to provide the following opinion in relation to the proposed issuance and sale by Diageo Capital plc, a public limited company incorporated under the Companies Acts in Scotland (registered number SC40795) and having its registered office at 11 Lochside Place, Edinburgh EH12 9HA, Scotland (the Company), of its Securities.

We are advised that the Securities are to be issued pursuant to the provisions of an Indenture dated 3 August 1998 (the Indenture) among the Company, Diageo plc, a public limited company incorporated under the laws of England and Wales (registered number 23307) and having its registered office at 16 Great Marlborough Street, London, United Kingdom, W1F 7HS (the Guarantor) and The Bank of New York Mellon as Trustee.

The Securities are to be unconditionally guaranteed as to payment of principal and interest by the Guarantor.

In connection with this opinion, we have examined drafts, identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate including the registration statement (the Registration Statement) on Form F-3 dated 4 March 2026, covering the registration of the Securities under the Securities Act 1933 (the Act) of the United States of America and a copy of (1) the Indenture; and (2) drafts of the form of the Securities.  We have also examined a search prepared by Millar & Bryce, in the Register of Charges and Company File of the Company maintained by the Registrar of Companies in Scotland dated 3 March 2026 and brought down to 2 March 2026, which search discloses no charges relevant to this transaction over any part of the Company’s assets and undertaking, and no notices of liquidation, receivership, appointment of an administrator, winding up or striking off and a Certificate of Good Standing issued by the Registrar of Companies in Scotland on 2 March 2026.

Based on the foregoing, we are of the opinion that:-

Morton Fraser MacRoberts LLP is a limited liability partnership registered in Scotland No SO300472. Registered office: 9 Haymarket Square, Edinburgh, EH3 8RY

A list of partners may be inspected at our offices

Regulated by the Law Society of Scotland. Authorised and regulated by the Solicitors Regulation Authority.

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1	the Company is a public limited company duly incorporated, validly existing and registered under the laws of Scotland and has full corporate power and authority in due course to execute, deliver and perform its obligations under the Indenture and the Securities;

2	on the assumption that the Indenture creates valid and binding obligations of the parties thereto under New York law, Scottish law will not prevent any provision of the Indenture from being a valid and binding obligation of the Company subject to all limitations resulting from bankruptcy, insolvency, liquidation, receivership, administration or reorganisation of the Company and court schemes, moratoria and similar laws of general application affecting the enforcement of creditors’ rights;

3	on the assumption that the Securities will have been duly authorised, executed, authenticated, issued and delivered by the Company and, on the assumption that the Securities will create valid and binding obligations of the parties thereto under New York law, Scottish law will not prevent any provision of the Securities from being a valid and binding obligation of the Company, subject to all limitations resulting from bankruptcy, insolvency, liquidation, receivership, administration or reorganisation of the Company and court schemes, moratoria and similar laws of general application affecting the enforcement of creditors’ rights applicable to the Company;

4	the choice of law of the State of New York to govern the Indenture and the Securities is competent in terms of Scottish law and will be recognised and under New York law, will be effective, in so far as the laws of Scotland are concerned to confer valid jurisdiction over the Company; and

5	the Company has the power to submit to and, in due course, to take all necessary corporate action to submit to the jurisdiction of any New York Court.

We are a firm of solicitors qualified to practise as such in Scotland, and we are regulated by The Law Society of Scotland. Accordingly, we do not express any opinion herein concerning any law other than the laws operative for the time being in Scotland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Enforceability of Certain Civil Liabilities” and “Validity of Securities” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act.

Yours faithfully

/s/ Morton Fraser LLP

For Morton Fraser LLP